Exhibit 99.1
Commercial Metals Company Reports Loss of $31.2 Million or $0.28 per Share
for First Quarter; Declares Quarterly Cash Dividend
     Irving, TX — December 22, 2009 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $31.2 million or $0.28 per share on net sales of $1.4 billion for the quarter ended November 30, 2009. This compares with net earnings of $62.0 million or $0.54 per diluted share on net sales of $2.4 billion for the first quarter of last year. The period’s results included pre-tax LIFO income of $17.3 million or after tax $0.10 per share. This compares with pre-tax LIFO income of $114 million or after tax $0.65 per diluted share in last year’s first quarter. At quarter end, the LIFO reserve totaled $224 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which, in periods of falling prices, results in an income effect that eliminates deflationary costs from net income. Changes in LIFO are not write-ups or market adjustments. They are changes in cost components based on an assumption of inventory flows.
     Charges incurred in response to price declines, demand destruction, and a global liquidity and credit crisis lessened this quarter compared to the trend at year end. The Company recorded the following consolidated expenses during the first quarter ended November 30, 2009:

Three Months Ended
(in millions)	11/30/09

Lower of cost or market inventory adjustments	$12.9
Bad debt expense	(2.5)
Severance costs	2.2
Other — contractual noncompliance and job loss reserves	7.4
General Conditions
     Murray R. McClean, Chairman, President and CEO, said, “In a period of uneven global economic recovery, our end-use markets ranged from weak to improving. We believe the worst of the economic crisis is behind us, yet the prospects for better days will be delayed by the traditionally weak winter season encompassing our second quarter. Real sustainable domestic increases in demand were not apparent and
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(CMC First Quarter Fiscal 2010 — Page 2)
there was no discernable stimulus effect. Internationally, Asian and Pacific economies showed strength; China continued to sustain impressive GDP growth along with its Asian neighbors. Australia’s economy was in full recovery, evidenced by its central bank raising interest rates during the quarter. Poland achieved volume, but at low metal margins. Our tubular mill in Croatia is reducing its losses and moving forward with its melt shop improvements. Domestically, scrap prices were dictated by the volume of export activity. Commercial markets were extremely weak, leaving fierce competition for available markets predominantly in public sector work. This resulted in deteriorating metal margins at both our mills and fabrication units. Industrial products remained profitable as did our copper tube mill, and our micro mill in Arizona is ramping up on schedule.”
Americas Recycling
     According to McClean, “Ferrous scrap pricing generally retreated during the quarter, but had a very late quarter recovery. Export demand for U.S. origin ferrous scrap reduced during the quarter leaving domestic mills with greater access to supply and price reductions. Nonferrous pricing was on the whole, steady for the quarter; both ferrous and nonferrous average pricing and margins increased over last year’s first quarter which witnessed the beginning of the economic crisis for steel. Ferrous volumes increased over the prior year first quarter; nonferrous volumes were flat. For both ferrous and nonferrous, margin dollars gained almost exclusively due to better pricing than volume. The segment had slightly above breakeven adjusted operating profit compared to a $28 million loss in last year’s first quarter. LIFO was negligible for the quarter compared to $24.7 million pre-tax income last year. The average ferrous scrap sales price for the first quarter was $216 per short ton, a 1% increase over the prior year first quarter. Average nonferrous pricing was $2,366 per short ton, up 5% from the prior year. Shipments of ferrous scrap totaled 525 thousand tons, an increase of 5% from the first quarter of last year. Nonferrous shipments totaled 59 thousand tons, even with last year. We exported 20% of our ferrous tonnage and 40% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     For purposes of comparability and due to the start-up phase of our mill in Arizona, references to tons and sales prices below omit results of CMC Arizona which are discussed separately.
     McClean said, “Though volumes increased 13% over the first quarter of last year, metal margins were down and our product mix was not favorable. The increase in tonnage was predominantly in billet sales which allowed our melt shops to run at 74% of capacity, but left our mills at only 54% of capacity, down significantly from 68% in the fourth quarter. Average sales prices fell faster than ferrous scrap prices resulting in metal margin contraction; imported material remained low.
     “After absorbing start-up costs of $11.3 million at the new micro mill in Arizona, our steel mills had adjusted operating loss of $5.0 million compared to $101.3 million operating profit in the same quarter last year; this year’s first
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(CMC First Quarter Fiscal 2010 — Page 3)
quarter had pre-tax LIFO expense of $0.6 million compared to $66.5 million LIFO income in last year’s first quarter. Our metal margin at $251 per ton was down $209 per ton from the first quarter of last year and sequentially deteriorated $51 per ton from the fourth quarter of last year. The price of ferrous scrap consumed at the mills during the quarter fell $70 per ton compared to last year’s first quarter, but our average selling price for all sales of $517 per ton fell $279 per ton. Not considering billet sales, the average price fell $256 per ton. Sales volumes increased 13% to 490 thousand tons of which 117 thousand tons were billets (compared with 39 thousand tons of billets sold in the first quarter of last year). Rebar accounted for 46% of finished goods tonnage shipped in the first quarter. The price premium of merchant bar over reinforcing bar averaged $173 per ton, down $20 per ton sequentially from the fourth quarter of last year. On a first quarter-to-quarter basis, tonnage melted was up 17% to 465 thousand tons, while tonnage rolled declined 7% (effect of additional billet sales) to 341 thousand tons.”
     McClean continued, “Our new micromill, CMC Steel Arizona, continued to perform to expectations in its ramp up phase. The first heat was tapped on September 8, and we melted and rolled 14 thousand tons during the quarter. We shipped 8 thousand tons.
     “Our copper tube mill continued to follow its successful business model as it reported an adjusted operating profit of $3.4 million (including pre-tax LIFO expense of $3.0 million) compared to $17.4 million (including pre-tax LIFO income of $8.7 million) in the first quarter of last year. Metal margins of $1.39 per pound in the quarter were down 3% from the prior year.”
Americas Fabrication & Distribution
     McClean added, “Our Americas Fabrication & Distribution segment bore the brunt of lower steel demand, increased competition, lower prices, and shrinking margins. No business line — rebar fabrication, joist and deck, construction-related products, structural fabrication, post — escaped without losses. Many of the underlying issues remain the same — no effective stimulus for construction, lack of financial liquidity for our customers, high unemployment impeding the need for commercial or industrial expansion, and overall state budget constraints. The segment reported an adjusted operating loss of $17.3 million compared to last year’s first quarter adjusted operating income of $66.6 million. The current quarter recorded pre-tax LIFO income of $20.2 million, whereas last year’s first quarter had pre-tax LIFO income of $7.4 million. The composite average fab selling price (excluding stock and buyouts) was $840 per ton, 34% below last year’s first quarter. All product lines had lower pricing and only fence posts had any increase in volume. Though still in a loss position, our domestic steel and distribution business has stemmed the significant losses of the prior year.”
International Mills
     McClean said, “European markets showed little signs of recovery. Though volumes were up substantially at CMC Zawiercie, metal margins were at unacceptable levels. CMC Croatia’s cost containment initiatives lowered its losses,
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(CMC First Quarter Fiscal 2010 — Page 4)
even in the face of weak sales volumes. The segment had an adjusted operating loss of $18.9 million in the first quarter compared to a $16.7 million loss for the same period last year.
     “CMC Zawiercie’s adjusted operating loss of $11.4 million continued a distressing trend of strong volumes combined with compressed metal margins turning into significant losses; last year’s loss was $8.1 million. Competition was keen and the Polish scrap market remained fractured. Shipments totaled 355 thousand tons (103 thousand tons of billets) compared to 295 thousand tons (35 thousand tons of billets) in the prior year first quarter. Tons melted were 399 thousand tons compared to 290 thousand tons last year, and tons rolled were 266 thousand tons compared to 237 thousand tons in the prior year first quarter. Average selling prices declined 29% to PLN 1,220 per ton compared to PLN 1,714 per ton for the same period last year. The cost of scrap entering production decreased 17%. The average metal margin decreased to PLN 438, 43% below last year’s first quarter, and 3% below the fourth quarter of last year.
     “CMC Croatia’s adjusted operating loss of $7.5 million was encouraging only in the fact that it was lower than any quarterly loss of fiscal 2009. The operation has been focused on lowering melt costs, concentration on seamless pipe, lowering its cost structure, and opening new markets. Finished goods pricing appears to have bottomed during the quarter. The mill shipped 9 thousand tons during the quarter.”
International Fabrication & Distribution
     “The global dispersion and product diversification of this segment reached into markets recovering from the financial crisis,” according to McClean. “Chinese, Asian, and Australian steel markets showed strength during the quarter. All of our distribution operations were profitable; our fabrication plants in Poland and Germany were near breakeven. Our raw materials import business continued solid including early stage development of an alloy hardening and briquetting operation in South Carolina. The overall segment had an adjusted operating profit of $24.9 million (minimal LIFO impact) compared to the prior year profit of $14.9 million (pre-tax LIFO income of $6.2 million).”
Financial Condition
     McClean said, “We retain our conservative posture during what we believe are the latter stages of the economic crisis. At November 30, 2009, we had cash and short-term investments of $334 million. Significant portions of our accounts receivable continue to be backed by letters of credit or are credit insured; the allowance for doubtful accounts remains near its historic high. Substantially all of our domestic inventories are on LIFO; the reserve at quarter end was $224 million. Goodwill and intangibles comprise only 3.8% of our total assets.
     “During the quarter we renewed the $400 million revolving credit agreement that backs our commercial paper program extending the maturity date to November 24, 2012. We also extended our existing $100 million A/R
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(CMC First Quarter Fiscal 2010 — Page 5)
securitization agreement to November 24, 2010. Both agreements require an interest coverage ratio on a twelve month rolling basis of not less than 1.5 as reported each fiscal quarter end up to and including May 31, 2010; thereafter the required ratio is 2.5. The agreements also require us to maintain liquidity of at least $300 million in cash, investments, and A/R securitization capacity combined and maintain a debt to capitalization ratio less than 60%. At November 30, 2009 we were in compliance with all covenants.”
Dividend
     The Board of Directors of Commercial Metals Company declared a quarterly cash dividend of twelve cents per share on common stock to shareholders of record January 8, 2010. The dividend will be paid January 28, 2010. This is the 181st consecutive quarterly dividend paid by Commercial Metals Company.
Outlook
     In closing, McClean said, “As previously disclosed, effective December 1, 2009, the Company reorganized certain business operations. The most significant change was moving our domestic steel import and distribution business to International Marketing and Distribution, once again combining all our marketing operations into one segment.
     “Domestic ferrous scrap prices, which historically rise in the latter months of the winter in anticipation of the spring construction season, are already on the increase driven by export demand and some signs of U.S. economic stabilization, if not recovery. Domestic stimulus programs may finally be evidenced by spring. Coupled with an improving economy, the second half of our fiscal year appears more promising, though we believe at modest levels. Private nonresidential construction is likely to remain weak. Import competition is also likely to be weak.”
     McClean added, “China will be the catalyst in calendar 2010 with anticipated GDP growth between 9-10% and greater steel demand than in 2009; this most likely will exert upward pressure on both iron ore and scrap prices. The rest of Asia should follow China with anticipation of strong demand for scrap and billet export opportunities to the region. Australia should continue what is developing as a strong recovery. Polish volumes should reflect the seasonal downturn.
     “We are in for one more challenging quarter as we enter the winter season and domestic recovery signs point to early spring. The recent climb in ferrous scrap prices should allow our recycling operations to be profitable; this will cause a short-term margin squeeze at the domestic mills which, in any case, will be absorbing more start-up expenses at CMC Steel Arizona. The winter seasonal downturn should see our mills operating at between 55% and 60%. Domestic fab will be hit hardest as competition lowers average selling prices and rising scrap prices raise input costs. Internationally, winter will adversely affect Poland, but we anticipate that Croatia will continue its improvement trend. Overall, we anticipate second quarter results, barring significant LIFO swings, to be similar to that of the first quarter.”
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(CMC First Quarter Fiscal 2010 — Page 6)
     McClean continued, “The second quarter is historically our weakest. Our projection of the results for that quarter is based on the best information available, but is subject to variation as discussed in the section on forward-looking statements, particularly the level of global economic recovery. Effects of these factors will be reflected in various accounts including inventories valued on LIFO, mark to market adjustments on other inventories, reserves for future job losses, the level of allowance for doubtful accounts, and the amount of interest capitalized on capital projects. As any of these factors may be significant and with the volatility of metal prices may swing in either direction, our ability to meet the EBITDA to interest compliance covenant, which is part of our revolving credit and A/R securitization agreements, at the end of the second quarter is not assured. Both of these agreements are used as alternative sources of liquidity, but neither has been used since January 2009, nor are expected to be used during the second quarter. The Company’s public debt does not have these covenants. The Company believes it will either meet the covenant test or successfully negotiate an amendment to the agreements that will provide for a covenant test that the Company will meet.”
     CMC invites you to listen to a live broadcast of its first quarter 2010 conference call on Tuesday, December 22, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the web cast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     The Outlook section of this news release contains forward-looking statements with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, economic conditions, credit availability, product pricing and demand, currency valuation, production rates, energy expense, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
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(CMC First Quarter Fiscal 2010 — Page 7)
Developments that could impact our expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; customer or supplier non-compliance with contracts; the level of construction activity; decisions by governments affecting the level of steel imports and exports, including tariffs and duties; ability to integrate acquisitions into operations; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful implementation of new technology; metals pricing over which we exert little influence; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; execution of cost minimization strategies; court decisions; industry consolidation or changes in production capacity or utilization; global factors including political and military uncertainties; currency fluctuations; availability of customer credit and liquidity; interest rate changes; scrap metal, energy, insurance and supply prices; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.

(CMC First Quarter Fiscal 2010 — Page 8)

	Three months ended
(Short Tons in Thousands)	11/30/09	11/30/08
Domestic Steel Mill Rebar Shipments	227	236
Domestic Steel Mill Structural and Other Shipments	271	196
CMCZ Shipments	355	295

Total Mill Tons Shipped	853	727

Average FOB Mill Domestic Selling Price (Total Sales)	$517	$796
Average Cost Domestic Mill Ferrous Scrap Utilized	$266	$336
Domestic Mill Metal Margin	$251	$460
Average Domestic Ferrous Scrap Purchase Price	$213	$263
Average FOB Mill CMCZ Selling Price (Total Sales)	$431	$683
Average Cost CMCZ Ferrous Scrap Utilized	$276	$357
CMCZ Mill Metal Margin	$155	$326
Average CMCZ Ferrous Scrap Purchase Price	$223	$269

Fab Plant Rebar Shipments	196	289
Fab Plant Structural, Post, Joist and Deck Shipments	72	138

Total Fabrication Tons Shipped	268	427

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$840	$1,274

Domestic Scrap Metal Tons Processed and Shipped	588	563
BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/09	11/30/08
Net Sales:
Americas Recycling	$289,513	$260,450
Americas Mills	289,193	387,484
Americas Fabrication & Distribution	341,807	916,737
International Mills	170,854	224,071
International Fabrication and Distribution	572,415	930,593
Corporate, Discontinued Operations and Eliminations	(216,924)	(346,505)

Total Net Sales	$1,446,858	$2,372,830

Adjusted Operating Profit (Loss):
Americas Recycling	$94	$(27,953)
Americas Mills	(1,619)	118,700
Americas Fabrication & Distribution	(17,345)	66,628
International Mills	(18,875)	(16,735)
International Fabrication and Distribution	24,949	14,885
Corporate and Eliminations	(15,996)	(30,955)
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(CMC First Quarter Fiscal 2010 — Page 9)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
(in thousands except share data)	11/30/09	11/30/08

Net Sales	$1,446,858	$2,372,830

Costs and Expenses:
Cost of Goods Sold	1,335,484	2,106,146
Selling, General and Administrative Expenses	140,954	153,510
Interest Expense	19,451	26,083

	1,495,889	2,285,739
Earnings (Loss) from Continuing Operations Before Income Taxes	(49,031)	87,091
Income Taxes (Benefit)	(17,808)	30,766

Earnings (Loss) from Continuing Operations	(31,223)	56,325

Earnings from Discontinued Operations before Taxes	—	9,113
Income Taxes	—	3,386

Net Earnings from Discontinued Operations	—	5,727

Net Earnings (Loss)	$(31,223)	$62,052
Less Net Earnings Attributable to Noncontrolling Interests	6	46

Net Earnings (Loss) Attributable to CMC	(31,229)	62,006

Basic Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$(0.28)	$0.50
Earnings from Discontinued Operations	—	0.05

Net Earnings (Loss)	(0.28)	0.55

Diluted Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$(0.28)	$0.49
Earnings from Discontinued Operations	—	0.05

Net Earnings (Loss)	(0.28)	0.54

Cash Dividends per Share	$0.12	$0.12

Average Basic Shares Outstanding	112,495,297	113,004,524
Average Diluted Shares Outstanding	112,495,297	114,473,163
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(CMC First Quarter Fiscal 2010 — Page 10)

COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(in thousands)	2009	2009

Assets:
Current Assets:
Cash and cash equivalents	$334,030	$405,603
Accounts receivable, net	695,161	731,282
Inventories	663,208	678,541
Other	206,258	182,126

Total Current Assets	1,898,657	1,997,552

Net Property, Plant and Equipment	1,381,063	1,351,389

Goodwill	74,636	74,236

Other Assets	265,426	264,379

	$3,619,782	$3,687,556

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$325,604	$344,355
Accounts payable — documentary letters of credit	71,360	109,210
Accrued expenses and other payables	321,751	327,212
Notes payable	3,250	1,759
Current maturities of long-term debt	33,833	32,802

Total Current Liabilities	755,798	815,338

Deferred Income Taxes	45,877	44,564
Other Long-Term Liabilities	116,258	113,850
Long-Term Debt	1,177,227	1,181,740

Stockholders’ Equity Attributable to CMC	1,522,235	1,529,693
Stockholders’ Equity Attributable to Noncontrolling Interests	2,387	2,371

	$3,619,782	$3,687,556

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(CMC First Quarter Fiscal 2010 — Page 11)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
(in thousands)	11/30/09	11/30/08

Cash Flows From (Used By) Operating Activities:
Net earnings (loss)	$(31,223)	$62,052
Adjustments to reconcile net earnings (loss) to cash from (used by) operating activities:
Depreciation and amortization	43,695	41,308
Provision for losses on receivables	(2,526)	8,784
Share-based compensation	2,422	4,109
Net gain on sale of assets and other	—	(214)
Writedown of inventory	12,931	11,592

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Decrease in accounts receivable	58,328	172,402
(Increase) decrease in accounts receivable sold, net	(10,456)	4,397
Decrease in inventories	15,010	69,029
Increase in other assets	(12,155)	(2,081)
Decrease in accounts payable, accrued expenses, other payables and income taxes	(37,242)	(356,366)
Increase (decrease) in deferred income taxes	(8,933)	9,087
Increase (decrease) in other long-term liabilities	2,040	(20,107)

Net Cash Flows From Operating Activities	31,891	3,992

Cash Flows From (Used By) Investing Activities:
Capital expenditures	(46,514)	(86,654)
Proceeds from the sale of property, plant and equipment and other	183	798
Acquisitions, net of cash acquired	(2,448)	(906)

Net Cash Flows Used by Investing Activities	(48,779)	(86,762)

Cash Flows From (Used By) Financing Activities:
Decrease in documentary letters of credit	(37,850)	(2,934)
Short-term borrowings, net change	1,491	(4,021)
Repayments on long-term debt	(7,567)	(292)
Proceeds from issuance of long-term debt	694	—
Stock issued under incentive and purchase plans	960	65
Treasury stock acquired	—	(18,514)
Cash Dividends	(13,515)	(13,653)
Tax benefits from stock plans	705	518

Net Cash Flows Used By Financing Activities	(55,082)	(38,831)

Effect of Exchange Rate Changes on Cash	397	(5,946)

Decrease in Cash and Cash Equivalents	(71,573)	(127,547)
Cash and Cash Equivalents at Beginning of Year	405,603	219,026

Cash and Cash Equivalents at End of Period	$334,030	$91,479

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(CMC First Quarter Fiscal 2010 — Page 12)

COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings (loss) before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

For the quarter ended November 30, 2009:
Net loss attributable to CMC	$(31,229)
Interest expense	19,451
Income taxes	(17,808)
Depreciation and amortization	43,695

EBITDA	$14,109

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2009 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,522,235
Long-term debt	1,177,227
Deferred income taxes	45,877

Total capitalization	$2,745,339

Other Financial Information
Long-term debt to cap ratio as of November 30, 2009:
Debt divided by capitalization
     $1,177,227 / 2,745,339 = 42.9%
Total debt to cap plus short-term debt ratio as of November 30, 2009:
     ($1,177,227 + 33,833 + 3,250) / (2,745,339 + 33,833 + 3,250) = 43.6%
Current ratio as of November 30, 2009:
Current assets divided by current liabilities
     $1,898,657 / 755,798 = 2.5
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-05